As filed with the Securities and Exchange Commission on June 30, 1998
                                                        Registration No.  333-

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                       ------------------------------

                                  FORM S-3D
                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       ------------------------------

                          ANTHRACITE CAPITAL, INC.
     (Exact Name of Registrant as Specified in its Governing Instruments)

                       ------------------------------
             345 PARK AVENUE, 29TH FLOOR, NEW YORK, NEW YORK 10154
                               (212) 409-3333
   (Address, Including Zip Code, and Telephone Number, including Area Code, of
                 Registrant's Principal Executive Offices)
                       ------------------------------

                               HUGH R. FRATER
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ANTHRACITE CAPITAL, INC.
                        345 PARK AVENUE, 29TH FLOOR
                         NEW YORK, NEW YORK 10154
                              (212) 754-5560
 (Name, Address, Including Zip Code, and Telephone Number, Including Area
                        Code, of Agent for Service)
                      ------------------------------

                                 COPIES TO:

                           VINCENT J. PISANO, ESQ.
                            SKADDEN, ARPS, SLATE,
                             MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022
                          TELEPHONE: (212) 735-2790
                          FACSIMILE: (212) 735-2000

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as effective

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEES
 ============================================================================
                                 Proposed Maximum  Proposed
 Title of Shares      Amount         Aggregate      Maximum         Amount of
      to be            to be         Price Per     Aggregate      Registration
   Registered      Registered Per    Share(1)     Offering Price       Fee
 ----------------------------------------------------------------------------
 Common Stock,
  $.001 par
 value per share    2,000,000      $ 13.5625      $27,125,000      $8,002.00
 ============================================================================

  (1) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, and is based on a per share price of $13.5625, the average of the high and low prices of the Company's Common Stock reported on the New York Stock Exchange Composite Tape on June 26, 1998.



 PROSPECTUS


                          ANTHRACITE CAPITAL, INC.
                         DIVIDEND REINVESTMENT AND
                            STOCK PURCHASE PLAN


      The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Anthracite Capital, Inc. (the "Company") provides both existing stockholders (the "Stockholders") of the Company's common stock ("Common Stock") and interested new investors with a convenient and cost effective method to purchase shares of the Common Stock. A participant in the Plan may purchase additional shares of Common Stock by reinvesting some or all cash dividends paid on the Company's outstanding Common Stock.
 Stockholders that elect to participate in the Plan may also make monthly optional cash purchases ("Optional Cash Purchases") which are subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $5,000. Interested investors not currently stockholders may make initial cash purchases ("Initial Cash Purchases") which are subject to a minimum monthly purchase limit of $250 and a maximum monthly purchase limit of $5,000. The price to be paid for each share of Common Stock purchased directly from the Company under the Plan will be a price equal to the market price (as defined herein) of the Common Stock less a discount ranging from 0% to 5% (the "Discount Rate"). The price of the shares of Common Stock purchased on the open market will be the average price of all shares of Common Stock purchased for all Participants in the Plan without any discount.

      The Prospectus relates to the offer and sale of up to 2,000,000 authorized but unissued shares of Common Stock under the Plan.
 Participants should retain this prospectus for future reference. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "AHR".

      Plan Highlights:

      - Any registered stockholder may elect to participate in the Plan.

      - Interested investors, not currently stockholders of the Company, may make their initial investment in the Company through the Plan.

      - 0% to 5% discount on shares of Common Stock purchased directly from the Company.

      - No brokerage fees on purchases made in the open market except to the extent such fees exceed 5%.

      - Certificate safekeeping in book entry form at The Bank of New York, at no charge to Participant.

      - Recordkeeping and reporting will be provided, at no charge to Participant.

      - Full or partial dividend reinvestment options.

      - Optional and Initial Cash Purchases.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                    COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE

      No person has been authorized to give any information or to make any representations not contained in this Prospectus regarding the Company or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is  June 30, 1998.



                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York, 10048. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

      This prospectus constitutes a part of a Registration Statement on Form S-3 together with all exhibits referred to as the Registration Statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the shares offered hereby. Any statement contained or incorporated by reference herein concerning the provisions of any document is not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such statement.


                  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents, filed with the Commission pursuant to the 1934 Act, are incorporated by reference in this Prospectus:

      1. The audited balance sheet of the Company at March 5, 1998 contained in the Company's Registration Statement on Form S-11 (File No. 333-40813);

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, including exhibits thereto; and

      3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the 1934 Act, including any amendment or report filed to update the description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

      Anyone receiving a copy of this Prospectus may obtain, without charge, a copy of any of the documents incorporated by reference herein, except for any exhibits to such documents. Written requests should be mailed to Anthracite Capital, Inc., 345 Park Avenue, New York, New York 10154, or call (212) 409-3333.


                                THE COMPANY

      Anthracite Capital, Inc. (the "Company"), a Maryland corporation, was formed in November 1997 to invest in multifamily, commercial and residential mortgage loans, mortgage-backed securities and other real estate related assets in both U.S. and non-U.S. markets. The Company uses its equity capital and borrowed funds to seek to achieve strong investment returns by maximizing the spread of investment income (net of credit losses) earned on its real estate assets over the cost of financing and hedging these assets. The Company will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company generally will not be subject to federal income tax to the extent that it distributes its net income to its stockholders and maintains its qualification as a REIT.

      The day-to-day operations of the Company are managed by BlackRock Financial Management, Inc. (the "Manager"), subject to the direction and oversight of the Company's Board of Directors, which consists of six members, four of whom are unaffiliated with the Manager or its affiliates. The Manager, a Delaware corporation, is a subsidiary of PNC Bank, National Association.


                      DIVIDEND AND DISTRIBUTION POLICY

      The Company intends to pay dividends and to make such distributions to its stockholders in amounts such that all or substantially all of its taxable income in each year (subject to certain adjustments) is distributed so as to qualify as a REIT under the Code. Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings of the Company, financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time.

                              USE OF PROCEEDS

      The net proceeds to the Company from the sale of shares of Common Stock offered hereby will be used for general corporate purposes.


                            SUMMARY OF THE PLAN

      The Plan provides Stockholders and other investors with a convenient and economical way to purchase shares of Common Stock through the reinvestment of all or a portion of their cash dividends paid on Common Stock in additional shares of Common Stock. There is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. In addition to the reinvestment of dividends, Stockholders who are Participants in the Plan may invest additional funds through Optional Cash Purchases of not less than $100 and not more than $5,000 per month (except in cases covered by a Request for Waiver, as discussed below). Persons not currently Stockholders of the Company may become Participants by making an Initial Cash Purchase of not less than $250 and not more than $5,000 to purchase shares under the Plan (except in cases covered by a Request for Waiver). For purposes of these limitations, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion. Optional Cash Purchases and Initial Cash Purchases (collectively "Cash Purchases") in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant.

      To fulfill Plan requirements, shares of Common Stock may be purchased directly from the Company or, at the Company's election, in the open market or in privately negotiated transactions. Shares purchased directly from the Company under the Plan (whether in connection with Cash Purchases of $5,000 or less per month or reinvestment of dividends) may be issued at a discount of 0% to 5% (the "Discount Rate") below the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases (both as defined herein). As of the date of this Prospectus, the discount is 3%, but is subject to change from time to time or discontinuance at the Company's discretion for future investment periods, without prior notice to the Participants, after a review of current market conditions, the level of participation in the Plan, the Company's current and projected capital needs, and the Company's need to maintain its status as a REIT for tax purposes. The Company may establish a different discount ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. The Company may also, without prior notice to Participants, change its determination that shares of Common Stock will be purchased by the Plan Administrator directly from the Company or on the open market. No discount will be offered on shares purchased under the Plan in the open market or in privately negotiated transactions.

      Each month, at least three business days prior to the first day of the relevant Pricing Period (as defined herein), the Company may establish a Waiver Discount and Threshold Price applicable to Cash Purchases exceeding $5,000. The Waiver Discount, which may vary each month from 0% to 5%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to Cash Purchases that exceed $5,000 only, for each Trading Day (as defined herein) of the related twelve-day Pricing Period on which the Threshold Price is not satisfied, one-twelfth of a Participant's Cash Purchase will be returned without interest. Cash Purchases that do not exceed $5,000, and the reinvestment of dividends in additional shares of Common Stock, will not be subject to such Threshold Price, if any. If shares are purchased under the Plan other than directly from the Company, no discount will be offered and no Threshold Price will be applicable.

      In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions, the Company's needs for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date (as defined herein) for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company in its sole discretion determines to be appropriate. A broker, bank or other nominee may reinvest dividends and make Cash Purchases on behalf of Beneficial Owners. Cash Purchases submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $5,000 limit would be exceeded.

      From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. The Company has no arrangements or understandings, formal or informal, with any person relating to the sale of shares to be received pursuant to the Plan. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

      Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applicable to cash investments that may be made pursuant to Cash Purchases. As of the date hereof, 2,000,000 shares of Common Stock have been registered and are available for sale under the Plan.

      Shares purchased directly from the Company through dividend reinvestment and Cash Purchases under the Plan will be issued without a sales commission. If the shares of Common Stock to be purchased under the Plan are purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

      Participants in the Plan who reinvest dividends will be treated as having received a dividend for federal income tax purposes. See "The Plan- -Federal Income Tax Consequences." Participants will have limited control regarding the specific timing of optional cash purchases and sales under the Plan. Furthermore, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. See "The Plan--Advantages and Disadvantages."


                                  THE PLAN

      The Dividend Reinvestment and Stock Purchase Plan was adopted by the Board of Directors on June 10, 1998.

 ADVANTAGES AND DISADVANTAGES

      Advantages

 o The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a portion of their cash dividends on Common Stock in the Plan.

 o In addition to the reinvestment of dividends, the Plan provides Stockholders with the opportunity to make monthly investments of Common Stock through Optional Cash Purchases, subject to a minimum and maximum amount. Optional Cash Purchases may be made by check, money order, wire transfer, or electronic funds transfer from a pre-designated bank account. Optional Cash Purchases may be made occasionally or at regular intervals, as the Participant desires. Participants may make Optional Cash Purchases even if dividends on their shares of Common Stock are not being reinvested.


 o The Plan also provides non-stockholders of the Company the opportunity to become Participants by making an Initial Cash Purchase in the Company's Common Stock, subject to a minimum and maximum amount.

 o Shares purchased directly from the Company through dividend reinvestment under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for
      Dividend Reinvestments (as defined herein).   If the Company should
      elect that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the
      Common Stock.   Any commissions in excess of 5% will be paid by the
      Participants on a pro rata basis.   The Discount Rate will not apply
      to open market purchases or to privately negotiated purchases of Common Stock.

 o Shares purchased directly from the Company for investment through Cash Purchases under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Cash
      Purchases (as defined herein).   If the Company elects that the shares
      of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of
      the purchase price of the shares of the Common Stock.   Any
      commissions in excess of 5% will be paid by the Participants on a pro
      rata basis.   The Discount Rate will not apply to open market
      purchases or to privately negotiated purchases of Common Stock.

 o Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as whole shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

 o Participants may direct the Plan Administrator to transfer, at any time and at no cost to the Participant, all or a portion of the Participant's shares in the Plan to a Plan account for another person.

 o The Plan offers a "share safekeeping" service whereby, at no cost, Participants may deposit their Common Stock certificates with the Plan Administrator and have their ownership of such Common Stock maintained on the Plan Administrator's records as part of their Plan account.

 o Participants will receive statements containing year-to-date information on all Plan transactions in a Participant's account within a reasonable time after a transaction occurs, designed to simplify the Participants' record keeping.

      Disadvantages

 o Participants in the Plan who reinvest dividends will be treated as having received dividend income on the dividend payment date (the "Dividend Payment Date") for federal income tax purposes; such dividend will generally give rise to a tax liability notwithstanding
      the fact that no cash was paid to Participants.   See "Federal Income
      Tax Consequences."

 o No interest will be paid by the Company or the Plan Administrator on dividends or funds for Cash Purchases held pending reinvestment or investment or to be returned to the Participant. In addition, Cash Purchases exceeding $5,000 per month may be subject to return to the Participant (in whole or proportionate part) without interest in the event that (i) a Threshold Price has been established with respect to shares to be purchased from the Company, and (ii) such Threshold Price is not met for any day on which the New York Stock Exchange ("NYSE") is open for trading ("Trading Day") during the twelve Trading Days prior to the date scheduled for investment of the funds contributed for Cash Purchases for that month (the "Pricing Period").

 o Participants will have limited control regarding the specific timing of purchases and sales under the Plan. Because purchases under the Plan will be made no earlier than twelve Trading Days following receipt of an investment instruction, and because sales under the Plan will be effected by the Plan Administrator only as soon as practicable after its receipt of such instructions, Participants may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan. The market price of the shares of Common Stock may fluctuate between the time of receipt of an investment instruction and the time at which the shares of Common Stock are purchased.

 o A Participant's investment in the shares of Common Stock held in a Participant's Account is no different than an investment in directly held shares of Common Stock in this regard. A Participant bears the risk of loss and the benefits of gain from market price changes for all of a Participant's shares of Common Stock. NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

 o The Company, in its sole discretion, without prior notice to Participants, may change its determination as to whether shares of Common Stock will be purchased by the Plan Administrator directly from the Company or through open market or privately negotiated purchases, instead of directly from the Company. No Discount Rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases. The Company, without prior notice to Participants, may lower or eliminate the Discount Rate on shares to be purchased directly from the Company for future investment periods.
      As a result, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. Participants may obtain the applicable Discount Rate by telephoning the Company at (212) 409-3333 three business days prior to the first day of the Pricing Period.

 o With respect to Cash Purchases (including Cash Purchases exceeding $5,000 per month), while the Plan allows the Company to establish a Discount Rate from the Market Price for Cash Purchases of the shares, there can be no assurance that such Market Price for Cash Purchases, as so discounted, will not be equal to or greater than the purchase price of the shares on the relevant date of investment of the funds contributed for Cash Purchases (the "Cash Purchase Investment Date").

 ADMINISTRATION

    The Plan is administered by The Bank of New York (the "Plan
 Administrator"), the Transfer Agent and Registrar for the Company. As the agent for participating stockholders ("Participants"), the Plan
 Administrator will administer the Plan in accordance with the terms and conditions of the Plan as set forth herein.

 PARTICIPATION

    Participation in the Plan is open to any person or entity, whether or not a Stockholder of the Company, who fulfills the requirements for participation described below under "Participation Options." A Stockholder who owns shares of Common Stock in their own name is referred to herein as a "Stockholder of Record." A Stockholder of Record may participate directly in the Plan. A Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." Beneficial Owners may participate in the Plan by either (i) becoming a Stockholder of Record by having one or more shares transferred into its own name, or (ii) coordinating their participation with their broker, bank or other nominee who is the record holder to participate on their behalf. A prospective investor who holds no shares of Common Stock may also participate, at their option, either directly or through a broker, bank or other nominee by following the enrollment procedures described below.

    Stockholders who are not citizens or residents of the United States for federal income tax purposes, and Stockholders owning, actually or constructively (taking into account the constructive ownership provisions applicable to REITs in the Internal Revenue Code of 1986, as amended (the "Code")), Common Stock in an amount equal to or greater than 9.8% of the outstanding Common Stock (the "Ownership Limit") will not be eligible to participate in the Plan. To the extent consistent with Sections 856 through 860 of the Code, and in accordance with the provisions of the Company's Amended and Restated Articles of Incorporation, the Company's Board of Directors may waive the Ownership Limit for, and at the request of, certain purchasers to allow participation in the Plan.

    The Plan is intended for the benefit of investors in the Company and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For purposes of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Participant's Account. Also for the purpose of such limitations, all Participant's Accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

 PARTICIPATION OPTIONS

    The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator such Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends. The Authorization Form also directs the Plan Administrator to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases of not more than $5,000, if any, made by Participants. See "Cash Purchases---Waiver of Maximum Cash Purchase Limitation" below for a discussion of the requirements for Cash Purchases exceeding $5,000. See "Broker and Nominee Form" below for a discussion of the requirements for Optional Cash Purchases of a Beneficial Owner and Initial Cash Purchases of an investor who is not a Stockholder of the Company, whose broker, bank or other nominee holds or will hold such investor's shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan, or the Plan is terminated.

    The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

    Full Dividend Reinvestment. The Plan Administrator will apply any cash dividends on all shares of the Common Stock then or subsequently registered in the Plan under the Participant's name, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

    Partial Dividend Reinvestment. The Plan Administrator will apply cash dividends on shares of Common Stock then registered in the Plan under the Participant's name and specified on the Authorization Form, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

    Cash Purchases. The Plan Administrator will only apply voluntary cash contributions for Cash Purchases received from the Participant toward the purchase of additional shares of Common Stock. The Participant will continue to receive cash dividends on shares of Common Stock registered in the Plan under the Participant's name in the usual manner.

    Each Participant may select either one of the dividend reinvestment options and/or the Cash Purchase option. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on Common Stock purchased with any Initial Cash Purchases, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether, or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See "Termination of Participation" below. Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator.

    Participation in the Plan will begin upon receipt of a properly completed Authorization Form and/or Broker and Nominee Form (and, in cases of cash investments exceeding $5,000, receipt and approval by the Company of a properly completed Request for Wavier). The funds for a Cash Purchase may be submitted with the initial Authorization Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or periodically at the election of the Participant.
 Once an Authorization Form has been submitted, it is not necessary to submit one with subsequent Cash Purchases. See "The Plan---Purchase and Price of Shares" for more details on Cash Purchases and Dividend Reinvestments.

    With respect to the dividend reinvestment portion of the Plan, the Authorization Form (and the Broker Nominee Form if necessary) must be received by the Plan Administrator at least two (2) calendar days prior to the Record Date established for a particular dividend in order for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the Dividend Reinvestment Date following the next record date. With respect to Cash Purchases, the Plan Administrator must receive the Authorization Form, good funds, and the Broker and Nominee Form if necessary, at least one business day prior to the commencement of the Pricing Period in order for a Participant's Cash Purchase to be invested on the related Cash Purchase Investment Date, otherwise; such authorization will be effective as of the next Cash Purchase Investment Date and the funds will be returned to the Participant as provided in "The Plan---Purchase and Price of Shares." With respect to existing Stockholders, if the Authorization Form (and the Broker Nominee Form if necessary) is received in the period between any Record Date and Dividend Payment Dates that dividend will be paid in cash and your initial dividend reinvestment will begin on the next Dividend Reinvestment Date.

 BROKER AND NOMINEE FORM

    The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner, or planning to hold shares of an interested investor who is not currently a Stockholder of the Company, in the name of a major securities depository may invest Cash Purchases within the minimum and maximum investment limitation established for the Plan (see "Cash Purchases" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits Cash Purchases. Broker and Nominee Forms may be obtained at any time by telephoning the Plan Administrator at (800) 524-4458.

    The Broker and Nominee Form and appropriate instructions must be received by the Plan Administrator not later than 12:00 Noon, New York City time, on the business day immediately preceding the relevant Pricing Period in order to be invested on the Cash Purchase Investment Date, otherwise the Cash Purchase will be returned, without interest.

    Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan Shares. Therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner (see "Participation" above for a discussion of the requirements for Beneficial Owner participation in the reinvestment of dividends).

 COSTS

    The Company will pay all administrative costs of the Plan. Participants pay no brokerage commissions, fees, expenses or service charges under the Plan in connection with purchases under the Plan; provided, however, a Beneficial Owner may be required to pay a fee to a broker, bank or other nominee participating on behalf of such Beneficial Owner. If the Company elects that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases up to 5% of the purchase price of the shares of Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. When shares of Common Stock are sold by the Plan Administrator for a Participant, the Participant will be responsible for any commissions, fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of Common Stock. No service fees will be charged to Participants making optional cash purchases through electronic fund transfers. However, the financial institution designated by a Participant on the Authorization Form (and the Broker Nominee Form if necessary) may charge a fee for participating in the electronic fund transfer. Participants will be charged the Plan Administrator's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds.

 ACCOUNTS AND STATEMENTS

    The Plan Administrator will establish an account under the Plan for each Participant (the "Participant's Account"), and will credit to the Participant's Account cash received by the Plan Administrator for the Participant from cash dividends paid on the shares of Common Stock, including those full and fractional shares of Common Stock (computed to three decimal places) acquired under the Plan, and all voluntary cash contributions for Cash Purchases received by the Plan Administrator from the Participant.

    As soon as practicable after the purchases of shares of Common Stock have been completed, the Plan Administrator will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. Each Participant, by participating in the Plan, agrees to notify the Plan Administrator promptly in writing of any change of address. ACCOUNT STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT FOR HIS OR HER OWN RECORDS.

 PURCHASE AND PRICE OF SHARES

  Dividend Reinvestment. The Plan Administrator will apply cash credited to the Participant's Account to the purchase of full and/or fractional interests in shares of Common Stock and will credit the number of shares of Common Stock so purchased to the Participant's Account. The Plan Administrator will apply such funds toward the purchase of shares of Common Stock in the open market or from authorized but unissued shares of Common Stock for the Participant's Account.

  (1) Discount Rate on Dividend Reinvestments. The price of the authorized but unissued shares of Common Stock purchased by the Plan Administrator directly from the Company pursuant to the reinvestment of dividends will be issued at the Discount Rate to the then current Market Price for Dividend Reinvestments as of the Dividend Reinvestment Date (as defined below). The Discount Rate is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Plan Administrator at (800) 524-4458 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; if the Company elects to purchase the shares in the open market or in privately negotiated transactions, the Discount Rate will not be applied to such purchases for the Participant's Account.

  (2) Price per Share for Reinvested Dividends. The "Market Price for Dividend Reinvestments" per share of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date, or if no trading occurs in the Common Stock on the Dividend Reinvestment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Dividend Reinvestment Date for which trades are reported. If publication of the sales price of the Common Stock on any Dividend Reinvestment Date does not take place or contains a reporting error, the Market Price for Dividends Reinvestments purchased from the Company shall be determined by the Plan Administrator or the Company on the basis of such market quotation as they deem appropriate. No shares of Common Stock will be purchased from the Company under the Plan at less than par value ($.001 per share of Common Stock). In addition, no shares of Common Stock will be purchased at a price which reflects a greater than 5% discount from the fair market value of such shares on the date of purchase. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.

  (3) Dividend Reinvestment Date. The date for the reinvestment of dividends (the "Dividend Reinvestment Date") will be on or within thirty
 (30) days after the Dividend Payment Date except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date.

    Cash Purchases. A Stockholder may also make Optional Cash Purchases of shares of Common Stock, subject to a minimum of $100 and a maximum of $5,000 (except in cases covered by a Request for Waiver as discussed below). New investors, not currently Stockholders of the Company, may make Initial Cash Purchases subject to a minimum of $250 and a maximum of $5,000 (except in cases covered by a Request for Waiver). For purposes of these limitations on Cash Purchases, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion.

  (1) Discount Rate on Cash Purchases. The price of the authorized but unissued shares of Common Stock purchased by the Plan Administrator directly from the Company for Cash Purchases not in excess of the $5,000 maximum may be issued at the Discount Rate to the then current Market Price for Cash Purchases as of the Cash Purchase Investment Date. The Discount Rate is subject to change for future investment periods, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Plan Administrator at (800) 524-4458 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to purchases for the Participant's Account in the open market or in privately negotiated transactions.

  (2) Price per Share for Cash Purchases. The "Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date; provided, however, that the Market Price for Cash Purchases shall not be less than a price which reflects a 5% discount from the fair market value of such shares on the date of purchase. If publication of the sales price of the Common Stock on the Cash Purchase Investment Date does not take place or contains a pricing error, the Market Price for Cash Purchases purchased from the Company shall be determined by the Plan Administrator or the Company on the basis of such market quotation as they deem appropriate. No shares of Common Stock will be purchased from the Company under the Plan at less than par value ($.001 per share of Common Stock). No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will by paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.

  (3) Waiver of Maximum Cash Purchase Limitation. Cash Purchases in excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written Request for Waiver form from the Participant. A Request for Waiver must be received by the Company at its corporate address or via facsimile at (212) 754-8777 no later than 2:00 p.m., New York City time, on the second business day preceding the relevant Pricing Period. Request for Waiver forms may be obtained from the Plan Administrator by telephone at (800) 524-4458. The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. Participants may obtain the applicable Waiver Discount by telephoning the Plan Administrator at (800) 524-4458 three business days prior to the first day of the Pricing Period. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver by the close of business (7:00 p.m., New York City time) on the second business day preceding the relevant Pricing Period. Any Request for Waiver accepted by the Company will be subject to all the terms and conditions otherwise applicable to Cash Purchases, except those terms and conditions expressly changed by this Section.

  (4) Threshold Price. Notwithstanding anything contained herein to the contrary, the Company may establish for each Pricing Period a threshold price applicable to Cash Purchases made pursuant to Requests for Waiver approved by the Company (the "Threshold Price"). The Threshold Price, if any, will be established by the Company at least three business days prior to the first day of the Pricing Period, and will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price and Waiver Discount by telephoning the Plan Administrator at (800) 524-4458. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the New York Stock Exchange for a Trading Day of the Pricing Period must equal or exceed. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Stock for all cash investments made pursuant to Requests for Waiver approved by the Company. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the price of the Common Stock will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

    Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any cash investments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-twelfth of such cash investments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/12 (i.e., 25%) of such cash investments will be returned without interest.

    The Threshold Price and return procedure discussed above apply only to Cash Purchases made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends or Cash Purchases that do not exceed $5,000.

  (5) Cash Purchase Investment Date. The Cash Purchase Investment Date for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month.

  (6) Timing and Procedure for Cash Purchases. Each month the Plan Administrator will apply a Cash Purchase for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. In order for funds to be invested on the next Cash Purchase Investment Date, the Plan Administrator must have received the following in a timely fashion: (i) the Authorization Form (if the person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m., New York City time, two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date") although the Company may, within its sole discretion, accept such funds after the Cash Purchase Due Date in cases of unanticipated delay or inadvertence by the Participant. Such check, money order or wire transfer must have cleared before the related Cash Purchase Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Instructions for Wire Transfers and Electronic Funds Transfers can be obtained by telephoning the Plan Administrator at (800) 524-4458. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "The Bank of
 New York   Anthracite Capital, Inc. Dividend Reinvestment and Stock
 Purchase Plan." Checks must be drawn on a U.S. bank payable in U.S. funds or they will be returned to the Participant. In addition, third party checks will be returned to the Participant. Checks returned for any reason will not be resubmitted for collection. Participants will be charged the Plan Administrator's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds. Generally, Cash Purchases received more than ten business days before the commencement of the Pricing Period or after the Cash Purchase Due Date will be returned to Participants without interest at the end of the Pricing Period; such Cash Purchases may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period.

    Upon a Participant's written request using the transaction request form attached to the bottom portion of the dividend reinvestment statement and received by the Plan Administrator no later than two business days prior to the Pricing Period, a timely Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practical. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Plan Administrator. Accordingly, such refunds may be delayed up to three weeks. In making purchases for the Participant's Account, the Plan Administrator may commingle the Participant's funds with those of other Participants in the Plan. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE PLAN ADMINISTRATOR PENDING INVESTMENT OR RETURN TO THE PARTICIPANT. FUNDS FOR CASH PURCHASES DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

 RETURNED CHECKS OR FUNDS TRANSFER POLICY

    The Plan Administrator reserves the right to debit additional shares of Common Stock from a Participant's Account if the sale of the shares purchased is not sufficient to cover the returned check amount and associated fees.

 BROKERAGE

    All purchases and sales of Common Stock on the open market will be executed through BNY ESI & Company, Inc., 101 Barclay Street, New York, New York, 10286.

 VOTING OF SHARES HELD UNDER THE PLAN

    Each Participant will be able to vote all shares of Common Stock (including fractional shares) credited to the Participant's Account. The Plan Administrator will not vote shares of Common Stock that it holds for a Participant's Account except as directed by the Participant. All shares of Common Stock in the Participant's Account will be added to the shares of Common Stock registered in the Participant's name on the stockholder records of the Company, if any, and the Participant will receive one proxy for all such shares of Common Stock which proxy will be voted as the Participant directs or the Participant may vote all shares of Common Stock in person at the stockholders' meeting.

 CERTIFICATES

    Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Plan Administrator. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker that is a member of the medallion signature guarantee program. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested until such time as the shares of Common Stock are sold or otherwise transferred or until the Participant terminates participation in the Plan. A book-to-book transfer involves transferring shares from an existing Participant's Account in the Plan to a new Participant's Account. Book-to-book transfers will be permitted if all proper transfer requirements are satisfied. If the new Participant is an existing Stockholder, all shares in that new Participant's Account will be coded for reinvestment unless the Plan Administrator is notified otherwise. For more information on book-to-book transfers, telephone the Plan Administrator at (800) 524-4458.

    Participants who wish to do so may deposit currently held certificates registered in their names with the Plan Administrator for credit under the Plan. There is no charge for such deposits, and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate. Shares of Common Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's Account must first withdraw such shares of Common Stock from such Participant's Account.

 TERMINATION OF PARTICIPATION

    A Participant may terminate participation in the Plan at any time by notifying the Plan Administrator in writing. Unless the termination notice is received by the Plan Administrator at least two (2) business days prior to any Dividend Record Date or Cash Purchase Investment Date, it cannot be processed until after purchases made from the dividends paid or Cash Purchases submitted have been completed and credited to the Participant's Account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. The Plan Administrator may terminate the Participant's Account by notice in writing mailed to the Participant. Any full or fractional interests in shares of Common Stock may be aggregated and sold with the other terminating Participants. The proceeds to each Participant, in each case, will be the average sales price per share of all shares so aggregated and sold multiplied by the number of full or fractional shares of Common Stock sold by the Participant, less the Participant's pro rata share of any brokerage commissions and other costs of sale. Once termination has been effected, the Plan Administrator will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the Participant's Account or, if so requested, sell the full shares of Common Stock held under the Plan, deduct brokerage commissions, transfer taxes and a service charge (if any) and deliver the proceeds to the Participant. The value of the Participant's interest in any fractional share of Common Stock held in his account at termination will be paid by check, less the Participant's share of any related expenses. A Participant will also be entitled to the uninvested portion of any funds received for Optional Cash Purchases if notice of termination is received prior to the date when the Plan Administrator becomes obligated to pay for purchased shares of Common Stock.

    If a Participant disposes of all shares of Common Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Plan Administrator may continue to reinvest the dividends on the shares of Common Stock under the Plan until otherwise directed.

    A Participant who changes his or her address must notify the Plan Administrator immediately. If a Participant changes residences to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

 STOCK DIVIDENDS, STOCK SPLITS AND STOCKHOLDER RIGHTS OFFERINGS

    Any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for the Participant will be credited to the Participant's Account. In the event the Company makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit a Participant to determine what action he or she desires to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

 PLAN ADMINISTRATOR'S RESPONSIBILITIES

    The Plan Administrator shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made.

    All notices from the Plan Administrator to a Participant will be mailed to the Participant's last address of record, which will satisfy the Plan Administrator's responsibility to give notice.

 TERMINATION OF THE PLAN

    The Company reserves the right to suspend or terminate the Plan in whole or part at any time. Notice will be sent to Participants of any suspension or termination as soon as practicable after such action by the Company.

 AMENDMENTS TO THE PLAN

    The Plan may be amended or supplemented by the Plan Administrator or the Company at any time or times, including the period between the Dividend Record Date and the related Dividend Reinvestment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan administrator under the terms and conditions contained herein. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company. Any amendment or supplement shall conclusively be deemed to be accepted by the Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of termination of the Participant's Account.

 APPLICABLE LAW

    The terms and conditions of the Plan and its operation shall be governed by the internal laws of the State of Maryland.

 INTERPRETATION AND REGULATION OF THE PLAN

    THE COMPANY RESERVES THE RIGHT, WITHOUT NOTICE TO PARTICIPANTS, TO INTERPRET AND REGULATE THE PLAN AS IT DEEMS NECESSARY OR DESIRABLE IN CONNECTION WITH ITS OPERATION. ANY SUCH INTERPRETATION AND REGULATION SHALL BE CONCLUSIVE. Neither the Company nor the Plan Administrator, in administering, interpreting or performing their duties under the Plan, will be liable for any act committed or omitted in good faith, including, without limitation, any act giving rise to a claim of liability arising from (i) the times and prices at which shares of Common Stock are purchased or sold for a Participant's Account or (ii) fluctuations in the market price of the Common Stock.

 INQUIRIES ABOUT THE PLAN

    All terminations, withdrawals, sale of shares and change of addresses should be directed to:

  The Bank of New York
  Dividend Reinvestment Department
  P.O. Box 1958
  Newark, New Jersey 07101-9774

    All other correspondence and questions regarding the Plan, a Participant's Account, and the Discount Rate, Waiver Rate, or Threshold Price should be directed to:

  Anthracite Capital, Inc. Dividend Reinvestment and Stock Purchase Plan c/o The Bank of New York
  P.O. Box 1258
  Church Street Station
  New York, New York  10286-1254
  Telephone: (800) 524-4458

  or

  Anthracite Capital, Inc.
  Dividend Reinvestment and Stock Purchase Plan
  345 Park Avenue
  New York, New York  10154
  Telephone: (212) 409-3333
  Facsimile: (212) 754-8777


                      FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). The discussion is based on the Code, regulations promulgated thereunder, and rulings of the Internal Revenue Service (the "IRS") all of which are subject to change, possibly with retroactive effect. No ruling of the IRS has been issued or will be received regarding the Plan. THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN.

 REINVESTED DIVIDENDS

    Participants in the Plan should be treated for federal income tax purposes as having received, on the Dividend Payment Date, a distribution in an amount equal to the fair market value of the shares of Common Stock acquired with reinvested dividends.

    Shares of Common Stock acquired for Participants in the Plan should have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for shares of Common Stock purchased through the Plan (including fractional shares) generally will begin on the day after the Dividend Reinvestment Date upon which the shares of Common Stock were acquired.

    The reinvestment of dividends does not relieve the Participant of any income tax and will constitute dividend income to the same extent that a cash distribution would otherwise be treated. Participants who are qualified pension or profit sharing plans or individual retirement accounts should be able to exclude such dividend income from unrelated business taxable income unless such Participants have borrowed to acquire their shares of Common Stock or such Common Stock is otherwise used in an unrelated trade or business. The Plan Administrator will report to each Participant for tax purposes the dividends to be credited to his account as well as any discounts or costs incurred by the Company. Such information will also be furnished to the IRS to the extent required by law. In addition, the Code imposes certain reporting obligations on brokers and other intermediaries. As a result, the Plan Administrator will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a Participant.

 CASH PURCHASES

    The IRS has privately ruled that stockholders who participate in optional cash purchases under a dividend reinvestment plan of a REIT will not be treated as receiving a dividend equal to the discount unless such stockholders also participate in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by taxpayers other than the taxpayers to whom they are issued.
 Nevertheless, such rulings often reflect the current thinking of the IRS. Thus, in the view of the IRS, Participants who elect dividend reinvestment under the Plan might be treated as having received a distribution upon the purchase of Optional Cash Purchases and Initial Cash Purchases in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date on which they were acquired over the amount of the Optional Cash Purchases and Initial Cash Purchases. Such shares of Common Stock should have an initial tax basis equal to the fair market value of the shares of the Optional Cash Purchases and Initial Cash Purchases. The amount treated as a distribution will constitute a dividend for federal income tax purposes to the same extent that a cash distribution would be so treated. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the date that the share of Common Stock was acquired.

    Participants making Cash Purchases but who do not elect dividend reinvestment under the Plan should have a tax basis in the purchased stock equal to the actual purchase price paid to the Participant.

                            PLAN OF DISTRIBUTION

    Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to Stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Request for Waivers granted with respect to the Cash Payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

    Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for Dividend Reinvestments of Common Stock acquired through the reinvestment of dividends under the Plan.

    Except with respect to open market purchases of Common Stock relating to reinvested dividends or Cash Purchases, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan, up to 5% of the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases of the Common Stock. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

    Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a soliciting of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                              INDEMNIFICATION

  As permitted by the Maryland General Corporation Law ("MGCL"), the Company's Articles of Incorporation obligate the Company to indemnify in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law (a) its present and former directors and officers, whether serving the Company or at its request any other entity, to the fullest extent required by the MGCL and to pay or reimburse reasonable expenses for such persons and (b) other employees and agents of the Company to such extent as shall be authorized by the Board of Directors of the Company or the Company's Bylaws and as permitted by the MGCL, officers, directors and controlling persons. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws of the Company implement the provisions relating to indemnification contained in the Company's Articles of Incorporation. The MCGL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.

  Insofar as indemnification of directors, officers, other employees and agents of the Registrant for liabilities arising under the Securities Act of 1933 may be permitted, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain matters relating to federal income tax consequences will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

  The balance sheet of the Company at March 5, 1998, included as part of the Company's Registration Statement on Form S-11 (File No. 333-40813), has been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such balance sheet, and audited financial statements to be included in subsequently filed documents, will be incorporated herein in reliance upon the reports of Deloitte & Touche LLP and upon their authority as experts in auditing and accounting.


                                  GLOSSARY

  "Authorization Form" means the form used to appoint the Plan
 Administrator as agent for the Participant, to direct the Company to pay to the Plan Administrator such Participant's cash dividends on Participating Shares and Plan Shares, and to direct the Plan Administrator to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends and to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases.

  "Beneficial Owner" means a Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name, such as in the name of a broker, bank or other nominee.

  "Cash Purchase" means a voluntary cash investment in the Common Stock of the Company through the Plan.

  "Cash Purchase Due Date" means the date by which the Plan Administrator must receive the following items in order for funds to be invested on the next Cash Purchase Investment Date: (i) the Authorization Form (if person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m., New York City time, two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period.

  "Cash Purchase Investment Date" means the date of investment of the Cash Purchases, generally on or about the third from the last business day of each month, or in the case of purchases on the open market, no later than the last business day of each month.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, $.001 par value, of the Company.

  "Company" means Anthracite Capital, Inc.

  "Discount Rate" means a discount ranging from 0% to 5% from the per share Market Price for Dividend Reinvestments and the Market Price for Cash Purchases on shares of newly issued Common Stock purchased by the Plan Administrator for the Plan from the Company with reinvested dividends and funds from Cash Purchases not in excess of the $5,000 limit.

  "Dividend Payment Date" means the dividend payment date announced by the Company from time to time.

  "Dividend Reinvestment Date" means the date of the reinvestment of dividends paid on Plan Shares and Participating Shares of Common Stock, generally on or within thirty (30) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the Company expects to reinvest the funds on the Dividend Payment Date.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Initial Cash Purchase" means a Cash Purchase by a non-stockholder.

  "Market Price for Cash Purchases" means the average of the daily high and low Sales Prices, computed to four decimal places, of the Shares of Common

 Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date.

  "Market Price for Dividend Reinvestments" means the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date.

  "NYSE" means the New York Stock Exchange.

  "Optional Cash Purchase" means a Cash Purchase by a Stockholder.

  "Participant" means a Record Owner of the Company's Stock, the Beneficial Owner of the Company's Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-stockholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

  "Participating Shares" means all or a specified number of shares of Common Stock owned by the Participant.

  "Plan" means the Anthracite Capital, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended, modified or supplemented from time to time in accordance with its terms.

  "Plan Administrator" means the administrator of the Plan, as of the date of this prospectus, The Bank of New York.

  "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

  "Pricing Period" means the twelve Trading Days prior to the Cash Purchases Investment Date for that month.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Stockholder of Record" means a Stockholder who owns shares of Common Stock in his or its own name.

  "Stockholders" means record owners of the Common Stock of the Company.

  "Threshold Price" means a minimum price applicable to the purchase of newly issued shares of Common Stock purchased through cash investments made pursuant to Requests for Waiver approved by the Company.

  "Trading Day" means any day other than Saturday, Sunday or a legal holiday on which the NYSE is closed for trading or a day on which the Plan Administrator is authorized or obligated by law to close.

  "Waiver Discount" means a discount ranging from 0% to 5% from the per share Market Price on shares of newly issued Common Stock purchased by the Plan from the Company with funds from Cash Purchases in excess of the $5,000 limit.

 No dealer, salesperson or other individual           ANTHRACITE CAPITAL, INC.
 has been authorized to give any information               CAPITAL, INC.
 or make any representations other than those
 contained in this Prospectus and, if given or
 made, such information or representations              Dividend Reinvestment
 must not be relied upon as having been                and Stock Purchase Plan
 authorized by the Company.  This Prospectus
 does not constitute an offer by the Company
 to sell, or a solicitation of an offer to                   2,000,000
 buy, the securities offered hereby in any                  COMMON STOCK
 jurisdiction where, or to any person to
 whom, it is unlawful to make an offer or
 solicitation.  Neither the delivery of
 this Prospectus nor any sale made hereunder
 shall, under any circumstances, create an
 implication that there has not been any
 change in the affairs of the Company since
 the affairs of the Company since the date
 hereof or that the information contained
 herein is correct or complete as of any
 time subsequent to the date hereof.                     _____________________

                                                               PROSPECTUS

                                                         _____________________

          _____________________

            TABLE OF CONTENTS
                                                              JUNE 30, 1998
 Available Information . . . . . . . . .  . . .  4
 Incorporation of Certain Documents by
    Reference  . . . . . . . . . . . . .  . . .  4
 The Company . . . . . . . . . . . . . .  . . .  5
 Dividend and Distribution Policy  . . .  . . .  5
 Use of Proceeds . . . . . . . . . . . .  . . .  6
 Summary of the Plan . . . . . . . . . .  . . .  6
 The Plan  . . . . . . . . . . . . . . .  . . .  8
 Federal Income Tax Consequences . . . .  . . . 23
 Plan of Distribution  . . . . . . . . .  . . . 25
 Indemnification . . . . . . . . . . . .  . . . 26
 Legal Matters . . . . . . . . . . . . .  . . . 27
 Experts . . . . . . . . . . . . . . . .  . . . 27
 Glossary  . . . . . . . . . . . . . . .  . .  G-1



                                  PART II


 ITEM 14.  Other Expenses of Issuance and Distribution:

           Registration fee             $   8,002.00
           Listing Fees                     2,500.00
           Legal fees and expenses*        10,000.00
           Accounting fees and expenses*    2,000.00
           Printing expenses*               3,000.00
           Miscellaneous expenses           4,498.00
           TOTAL EXPENSES              $   30,000.00
                                       -------------
           ___________________
          * estimated expenses

 ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by the MGCL, the Company's Articles of Incorporation obligate the Company to indemnify in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law (a) its present and former directors and officers, whether serving the Company or at its request any other entity, to the fullest extent required by the MGCL and to pay or reimburse reasonable expenses for such persons and (b) other employees and agents of the Company to such extent as shall be authorized by the Board of Directors of the Company or the Company's Bylaws and as permitted by the MGCL, officers, directors and controlling persons. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws of the Company implement the provisions relating to indemnification contained in the Company's Articles of Incorporation. The MCGL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.

 ITEM 16.  EXHIBITS.

  4.1 Dividend Reinvestment and Stock Purchase Plan

  5.1 Opinion of Miles & Stockbridge

  8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 20.1 Dividend Reinvestment and Stock Purchase Plan Brochure to Stockholders

 20.2 Authorization Form for the Dividend Reinvestment and Stock Purchase
 Plan

 23.1 Consent of Miles & Stockbridge (included in Exhibit 5.1)

 23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
 Exhibit 8.1)

 23.3 Consent of Deloitte & Touche LLP

 24.1 Power of Attorney (included on signature page)


 ITEM 17.  UNDERTAKINGS

  A.The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification or liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                                 SIGNATURES

  Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on June 30, 1998.

                                 ANTHRACITE CAPITAL, INC.

                                 By: /s/ Hugh R. Frater
                                    --------------------------------------
                                     Hugh R. Frater
                                     President and Chief Executive Officer


  We, the undersigned directors and officers of Anthracite Capital Inc., do hereby constitute and appoint Richard M. Shea and Frank D. Gordon, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendment) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereby.

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



 /s/ Laurence D. Fink          Chairman of the Board            June 30, 1998
 --------------------
     Laurence D. Fink


 /s/ Hugh R. Frater            Director, President and
 --------------------          Chief Executive Officer
     Hugh R. Frater            (Principal Executive Officer)    June 30, 1998


 /s/ Richard M. Shea           Chief Operating Officer and
 --------------------          Chief Financial Officer
     Richard M. Shea           (Principal Financial and
                               Accounting Officer)              June 30, 1998


 /s/ Donald G. Drapkin         Director                         June 30, 1998
 ---------------------
     Donald G. Drapkin


 /s/ Carl F. Geuther           Director                         June 30, 1998
 ---------------------
     Carl F. Geuther


 /s/ Jeffrey C. Keil           Director                         June 30, 1998
 ---------------------
     Jeffrey C. Keil


 /s/ Kendrick R. Wilson, III   Director                         June 30, 1998
 ---------------------------
     Kendrick R. Wilson, III



                               EXHIBIT INDEX

 Exhibit

 4.1     Dividend Reinvestment and Stock Purchase Plan

 5.1     Opinion of Miles & Stockbridge

 8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 20.1    Dividend Reinvestment and Stock Purchase Plan Brochure to
         Stockholders

 20.2   Authorization Form for the Dividend Reinvestment and Stock Purchase
         Plan

 23.1   Consent of Miles & Stockbridge (included in Exhibit 5.1)

 23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 8.1)

 23.3   Consent of Deloitte & Touche LLP

 24.1   Power of Attorney (included on signature page)